Exhibit 8.1

July 13, 2010

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Ladies and Gentlemen:

We have acted as counsel to Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Parent”), in connection with (i) the Agreement and Plan of Merger, dated as of June 9, 2010 (the “Merger Agreement”), among Parent, Arsenal Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Eclipsys Corporation, a Delaware corporation (the “Company”), pursuant to which Merger Sub shall be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) and (ii) the preparation and filing of the Registration Statement on Form S-4, as amended (the “Registration Statement”), which includes the joint proxy statement / prospectus / information statement of Parent and the Company with respect to the Merger (collectively, the “Joint Proxy Statement / Prospectus / Information Statement”).

For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Merger Agreement, the Framework Agreement, the Relationship Agreement, the Voting Agreement, and the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents and authenticity of all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

In rendering our opinion, we have further assumed, with your consent, that the representations made by the Company and Parent in the Company Tax Certificate and the Parent Tax Certificate, respectively, executed on or about the date hereof are and will remain accurate and complete at all times up to and including the Effective Time.

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We also have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement and will qualify as a statutory merger under applicable state law, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete in all material respects and will remain accurate and complete in all material respects at all times up to and including the Effective Time, and (iii) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, it is our opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Company and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion described in the Joint Proxy Statement / Prospectus / Information Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications stated therein.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Merger, or on any issue relating to Parent, Company, or Merger Sub, or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only to Parent in connection with the Merger.

This opinion is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the reference to this opinion letter in the Joint Proxy Statement / Prospectus / Information Statement, to the filing of this opinion letter as an exhibit to the Joint Proxy Statement / Prospectus / Information Statement and to the reference to our firm in the Joint Proxy Statement / Prospectus / Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent in required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP